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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                        VALUEVISION INTERNATIONAL, INC.
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                              (Name of Issuer)

                          Common Stock, $.01 par value
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                       (Title of Class of Securities)

                                  92047K 10 7
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                                 (CUSIP Number)

                               December 31, 1999
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 92047K 10 7                 13G                 PAGE ___  OF ___ PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        ROBERT L. JOHANDER
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        U.S.A.
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    Number of
                           5       Sole Voting Power

      Shares                       1,010,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   N/A
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,010,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    N/A
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,010,000
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        2.7% (based on number of outstanding shares as of 12/7/99 -- 37,374,234)
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 12     Type of Reporting Person (See Instructions)

        IN
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Item 1(a)
and (b)     NAME AND ADDRESS OF ISSUER:

            ValueVision International, Inc.
            6740 Shady Oak Road
            Minneapolis, MN  55344-3433

Item 2(a)   NAME OF PERSON FILING:  Robert L. Johander

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                     2800 LaSalle Plaza
                     800 LaSalle Avenue
                     Minneapolis, MN 55402

Item 2(c)   CITIZENSHIP:  U.S.A.


Item 2(d)   TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value


Item 2(e)   CUSIP NUMBER:  92047K 10 7


Item 3      THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).


Item 4(a)   AMOUNT BENEFICIALLY OWNED:
            1,010,000 shares as of December 31, 1999. (Includes right to acquire 600,000 shares pursuant to options which are vested as of the date hereof.)

Item 4(b)   PERCENT OF CLASS:
            2.7 percent pursuant to Rule 13d-3(c).

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (1) Sole power to vote or to direct the vote: 1,010,000
            (2) Shared power to vote or to direct the vote:  -0-
            (3) Sole power to dispose or to direct the disposition of 1,010,000
            (4) Shared power to dispose or to direct the disposition of  -0-

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
            following    [ X ].

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable


Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable


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Item 9      NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

Item 10     CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







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                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 9, 2000.                  /s/ Robert L. Johander
                                          -------------------------------------
                                          Robert L. Johander